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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
American Medical Response, Inc.:

  We consent to incorporation by reference in the registration statement on Form S-4 of American Medical Response, Inc. of our reports dated February 9, 1996, relating to the consolidated financial statements of American Medical Response, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of American Medical Response, Inc., and the references to our firm under the headings "Conditions to the Merger; Termination; Fees," "Anticipated Accounting Treatment," "Certain Income Tax Consequences," "Certain Federal Income Tax Consequences," "Additional Agreements," "Validity of the Shares and Tax Matters," and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Denver, Colorado
November 1, 1996